Exhibit 23.3

Acknowledgement of Independent Registered Public Accounting Firm

To the members of Bionomics Limited

We are aware of the incorporation by reference in the Registration Statement (Form F-1) of Bionomics Limited for the registration of Ordinary Shares represented by American Depositary Shares and to the incorporation by reference therein of our report dated March 15, 2024 relating to the unaudited condensed consolidated interim financial statements of Bionomics Limited that are included in its Forms 10-Q for the half year ended December 31, 2023.

/s/ Ernst & Young
Adelaide, Australia
June 18, 2024